Exhibit 99.1

YETI Reports First Quarter 2021 Results
Net Sales Increased 42%
Gross Margin Expanded 560 Basis Points
EPS Increased to $0.35 from $0.10
Adjusted EPS Increased to $0.38 from $0.11
Raises 2021 Outlook

Austin, Texas, May 13, 2021 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the first quarter ended April 3, 2021.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “YETI had an exceptional start to the year with first quarter net sales growth of 42% fueled by continued strong demand for the brand throughout the period. Significant gross margin expansion powered nearly a 700-basis point improvement in operating margin for the period, contributing to a more than three-fold increase in earnings per share.”

Mr. Reintjes added, “Building upon the outstanding financial performance in the first quarter, we are focused on investments that will accelerate our future growth through global product and channel expansion, innovative marketing, and growing digital capabilities including enhanced data analytics. We believe that these efforts will not only foster a deep connection between our brand and consumers both digitally and, as the world reopens more fully, in a direct, personal way but will also support our plans for long-term, sustainable growth.”

Mr. Reintjes concluded, “After the strong start to 2021, we are raising both our full year net sales and earnings per share outlooks to 20% and 22% growth, respectively, versus the prior year. The YETI momentum carried over from 2020 and on display to start 2021 showcases the passion for the brand and the relevance of our product portfolio as consumers continue to participate in the significant growth in active, outdoor lifestyles. We believe we are well-positioned to generate and build upon this customer enthusiasm for the brand now and into the future.”

For the Three Months Ended April 3, 2021

Net sales increased 42% to $247.6 million, compared to $174.4 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 59% to $126.8 million, compared to $79.6 million in the prior year quarter, driven by strong performance in both Coolers & Equipment and Drinkware. The DTC channel grew to 51% of net sales, compared to 46% in the prior year period.
•Wholesale channel net sales increased 27% to $120.8 million, compared to $94.8 million in the same period last year, driven by both Coolers & Equipment and Drinkware.
•Drinkware net sales increased 32% to $148.9 million, compared to $112.6 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 57% to $93.5 million, compared to $59.5 million in the same period last year, driven by strong performance in hard coolers, soft coolers, outdoor living products, bags, and cargo.

Gross profit increased 57% to $145.2 million, or 58.6% of net sales, compared to $92.5 million, or 53.0% of net sales, in the first quarter of 2020. The 560 basis point increase in gross margin was primarily driven by a favorable mix shift to our DTC channel, product cost improvements, lower inbound freight and decreased tariffs.

Selling, general, and administrative (“SG&A”) expenses increased 38% to $105.1 million, compared to $76.3 million in the first quarter of 2020. As a percentage of net sales, SG&A expenses decreased 130 basis points to 42.5% from 43.7% in the prior year period. This decrease included a 280 basis points of benefit from non-variable expense leverage on higher net sales. Variable expenses added 150 basis points, driven by the increased mix of our faster growing and higher gross margin DTC channel, which grew to 51% of net sales during the period.

Operating income increased 148% to $40.0 million, or 16.2% of net sales, compared to $16.2 million, or 9.3% of net sales, during the prior year quarter.

Adjusted operating income increased 143% to $43.8 million, or 17.7% of net sales, compared to $18.0 million, or 10.3% of net sales, during the same period last year.

Net income increased to $30.5 million, or 12.3% of net sales, compared to $8.5 million, or 4.9% of net sales, in the prior year quarter; Net income per diluted share increased to $0.35, compared to $0.10 per diluted share in the prior year quarter.

Adjusted net income increased to $33.3 million, or 13.5% of net sales, compared to $9.9 million, or 5.7% of net sales, in the prior year quarter; Adjusted net income per diluted share increased to $0.38, compared to $0.11 per diluted share in the prior year quarter.

Balance Sheet and Cash Flow Highlights

Cash increased to $190.3 million, compared to $118.2 million at the end of the first quarter of 2020.

Inventory decreased 9% to $183.9 million, compared to $202.4 million at the end of the prior year quarter. As YETI continues to rebuild inventory levels, YETI expects positive year-over-year inventory growth beginning in the second quarter and for the remainder of 2021.

Total debt, excluding finance leases and unamortized deferred financing fees, was $129.4 million, compared to $346.3 million at the end of the first quarter of 2020. During the first quarter of 2021, YETI made mandatory debt payments of $5.6 million. At the end of the first quarter of 2021, our cash balance exceeded total debt by $60.9 million.

Updated 2021 Outlook

For Fiscal 2021, a 52-week period, compared to a 53-week period in Fiscal 2020, YETI expects:

•Net sales are now expected to increase between 20% and 22% (versus the previous outlook of between 15% and 17%) with sales growth weighted to the first half of the year;
•Operating income as a percentage of net sales is now expected to be approximately 19% (versus the previous outlook of 18.5%);
•Adjusted operating income as a percentage of net sales is now expected to be approximately 20.5% (versus the previous outlook of 20.0%);
•An effective tax rate is now expected to be approximately 24.0%, (versus the previous outlook of 24.5%);
•Net income per diluted share is now expected to be between $2.12 and $2.16 (versus the previous outlook of $1.95 and $1.98), reflecting a 20% to 22% increase;
•Adjusted net income per diluted share is now expected to be between $2.28 and $2.32 (versus the previous outlook of $2.11 and $2.14), reflecting a 22% to 24% increase;

•Diluted weighted average shares outstanding is now expected to be approximately 88.5 million (versus the previous outlook of 88.6 million); and
•Capital expenditures are expected to remain between $55 million and $60 million, primarily to support investments in technology and new product innovation and launches.
Conference Call Details
A conference call to discuss the first quarter of 2021 financial results is scheduled for today, May 13, 2021, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers, please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 1319192. A replay will be available through May 27, 2021.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted operating income and adjusted net income as a percentage of net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these measures are useful to investors as they are widely used measures of performance and to facilitate comparisons to other companies. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements relating to our 2021 initiatives, demand conditions and expected sales levels, including those set forth in the quote from YETI’s President and CEO, and the 2021 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the rapidly evolving COVID-19 pandemic, including its impact on global economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended January 2, 2021 and the Quarterly Report on Form 10-Q for the three months ended April 2, 2021 that we expect to file today with the SEC, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 3, 2021	March 28, 2020
Net sales	$247,554	$174,412
Cost of goods sold	102,370	81,954
Gross profit	145,184	92,458
Selling, general, and administrative expenses	105,135	76,296
Operating income	40,049	16,162
Interest expense	(854)	(3,110)
Other expense	(298)	(1,838)
Income before income taxes	38,897	11,214
Income tax expense	(8,374)	(2,734)
Net income	$30,523	$8,480

Net income per share
Basic	$0.35	$0.10
Diluted	$0.35	$0.10

Weighted-average common shares outstanding
Basic	87,179	86,830
Diluted	88,472	87,461

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	April 3, 2021	January 2, 2021	March 28, 2020
ASSETS
Current assets
Cash	$190,293	$253,283	$118,219
Accounts receivable, net	67,051	65,417	60,218
Inventory	183,921	140,111	202,353
Prepaid expenses and other current assets	24,471	17,686	19,855
Total current assets	465,736	476,497	400,645
Property and equipment, net	86,741	78,075	80,037
Operating lease right-of-use assets	32,340	34,090	36,272
Goodwill	54,293	54,293	54,293
Intangible assets, net	92,245	92,078	91,382
Other assets	1,897	2,034	4,140
Total assets	$733,252	$737,067	$666,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$120,044	$123,621	$74,369
Accrued expenses and other current liabilities	72,632	89,068	45,775
Taxes payable	19,774	18,316	1,312
Accrued payroll and related costs	10,058	25,810	4,191
Operating lease liabilities	7,803	8,247	7,867
Current maturities of long-term debt	22,700	22,697	17,063
Total current liabilities	253,011	287,759	150,577
Long-term debt, net of current portion	105,518	111,017	326,282
Operating lease liabilities, non-current	34,998	36,546	40,372
Other liabilities	18,450	13,327	17,891
Total liabilities	411,977	448,649	535,122

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 87,239, 87,128, and 86,895 shares outstanding at April 3, 2021, January 2, 2021, and March 28, 2020, respectively	872	871	869
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	323,682	321,678	311,993
Accumulated deficit	(3,221)	(33,744)	(181,065)
Accumulated other comprehensive loss	(58)	(387)	(150)
Total stockholders’ equity	321,275	288,418	131,647
Total liabilities and stockholders’ equity	$733,252	$737,067	$666,769

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 3, 2021	March 28, 2020
Cash Flows from Operating Activities:
Net income	$30,523	$8,480
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,556	7,662
Amortization of deferred financing fees	177	240
Stock-based compensation	3,418	1,855
Deferred income taxes	4,642	4,541
Impairment of long-lived assets	291	—
Other	1,036	1,794
Changes in operating assets and liabilities:
Accounts receivable	(1,906)	21,525
Inventory	(43,627)	(17,875)
Other current assets	(6,783)	(242)
Accounts payable and accrued expenses	(37,514)	(21,285)
Taxes payable	1,460	(1,977)
Other	406	(912)
Net cash (used in) provided by operating activities	(40,321)	3,806
Cash Flows from Investing Activities:
Purchases of property and equipment	(13,266)	(1,785)
Additions of intangibles, net	(1,716)	(2,006)
Net cash used in investing activities	(14,982)	(3,791)
Cash Flows from Financing Activities:
Repayments of long-term debt	(5,625)	(3,750)
Taxes paid in connection with employee stock transactions	(1,700)	(704)
Proceeds from employee stock transactions	287	165
Finance lease principal payment	(48)	(45)
Borrowings under revolving line of credit	—	50,000
Net cash (used in) provided by financing activities	(7,086)	45,666
Effect of exchange rate changes on cash	(601)	23
Net (decrease) increase in cash	(62,990)	45,704
Cash, beginning of period	253,283	72,515
Cash, end of period	$190,293	$118,219

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended
	April 3, 2021	March 28, 2020
Operating income	$40,049	$16,162
Adjustments:
Non-cash stock-based compensation expense(1)	3,418	1,855
Long-lived asset impairment(1)	291	—
Adjusted operating income	$43,758	$18,017

Net income	$30,523	$8,480
Adjustments:
Non-cash stock-based compensation expense(1)	3,418	1,855
Long-lived asset impairment(1)	291	—
Tax impact of adjusting items(2)	(909)	(455)
Adjusted net income	$33,323	$9,880

Net sales	$247,554	$174,412
Operating income as a % of net sales	16.2%	9.3%
Adjusted operating income as a % of net sales	17.7%	10.3%
Net income as a % of net sales	12.3%	4.9%
Adjusted net income as a % of net sales	13.5%	5.7%

Net income per diluted share	$0.35	$0.10
Adjusted net income per diluted share	$0.38	$0.11
Weighted average common shares outstanding - diluted	88,472	87,461
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% and 24.5% for the three months ended April 3, 2021 and March 28, 2020, respectively.
(3)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.

Fiscal 2021 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Twelve Months Ended	Updated Fiscal 2021 Outlook
	January 2, 2021	Low	High
Operating income	$214,233	$250,526	$255,012
Adjustments:
Non-cash stock-based compensation expense(1)	9,009	15,777	15,777
Long-lived asset impairment(1)	1,051	291	291
Business optimization expense(1)(2)	—	2,556	2,556
Adjusted operating income	$224,293	$269,150	$273,636

Net income	$155,801	$187,532	$190,936
Adjustments:
Non-cash stock-based compensation expense(1)	9,009	15,777	15,777
Business optimization expense(1)(2)	—	2,556	2,556
Long-lived asset impairment(1)	1,051	291	291
Loss on prepayment of debt(3)	1,064	—	—
Tax impact of adjusting items(4)	(2,725)	(4,563)	(4,563)
Adjusted net income	$164,200	$201,593	$204,997

Net sales	$1,091,721	$1,310,065	$1,331,899
Operating income as a % of net sales	19.6%	19.1%	19.1%
Adjusted operating income as a % of net sales	20.5%	20.5%	20.5%
Net income as a % of net sales	14.3%	14.3%	14.3%
Adjusted net income as a % of net sales	15.0%	15.4%	15.4%

Net income per diluted share	$1.77	$2.12	$2.16
Adjusted net income per diluted share	$1.87	$2.28	$2.32
Weighted average common shares outstanding - diluted	87,847	88,544	88,544
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(3)Represents the accelerated amortization of deferred financing fees resulting from the voluntary prepayments of our term loan in Fiscal 2020.
(4)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5% and 24.0% for Fiscal 2020 and Fiscal 2021, respectively.
(5)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.